EXHIBIT 99

            LETTER TO EXISTING PLAN PARTICIPANTS

   [To Be Typed On Harleysville National Corporation Stationery]

         [To Be Sent To Existing Plan Participants Only]





July 1, 1997


To Participants In The Corporation's Dividend Reinvestment and
         Stock Purchase Plan:



We are pleased to inform you that the Board of Directors has amended the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan") to change the Plan Administrator. To serve Participants more effectively and efficiently, the Board of Directors has engaged American Stock Transfer & Trust Company of New York, NY to administer the Plan as agent for Plan Participants. Therefore, any notices, questions or other communications relating to the Plan should be addressed to:

           American Stock Transfer & Trust Company
             ATTN: Dividend Reinvestment Department
     Harleysville National Corporation, Plan Administrator
                         40 Wall Street
                       New York, NY 10005
                        1-800-278-4353

Please remember to include your account number when submitting any correspondence to American Stock Transfer & Trust Company.
Effective immediately, notices, correspondence and/or voluntary cash payments relating to the Plan must be sent to American Stock
Transfer & Trust Company at the above address.

We appreciate your continued ownership of the Corporation's common stock.

Sincerely,


/s/ Walter E. Daller, Jr.
--------------------------------
Walter E. Daller, Jr., President